Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), made and entered into this January ___, 2019 (the “Execution Date”), between Rokk3r Flamingo Inc., a Delaware corporation (the “Seller”), and Rokk3r Fuel Fund 2, LP., a Florida limited partnership (the “Purchaser”).

WHEREAS, the Seller has authorized the sale and issuance of 125,000 (one hundred, twenty-five thousand) Founders Common Shares of the Seller, $0.0001 par value per share (the “Selling Stock”), with the rights and restrictions set forth in the Seller’s shareholders agreement executed on December 21st, 2018, which the Purchaser is a signatory and party;

WHEREAS, in exchange for cash, the Seller wishes to sell the Selling Stock to the Purchaser, and the Purchaser wishes to purchase the Selling Stock from the Seller.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale.

1.1  Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

1.2  The Seller agrees to sell and Purchaser agrees to purchase on the Closing Date (as defined below), all the rights, title and interest in and to the Selling Stock, at a purchase price of $0.40 (forty cents) per share, in exchange of $50,000.00 (fifty thousand dollars) in cash.

1.3  Purchaser agrees to purchase on the Closing Date, all the rights, title and interest in and to the Selling Stock.

1.4  The closing of the purchase and sale provided for herein will take place on January __, 2019 (the "Closing Date") at a location mutually agreed upon by the parties. The parties will be responsible for their respective legal and professional fees associated with this purchase and sale unless otherwise indicated in this Agreement.

2.  Representation and Warranties of the Seller. In connection with the transactions contemplated by this Agreement, Seller, hereby represents and warrants to the Purchaser as follows:

2.1  Selling Stock Title. The Seller is the owner of the Selling Stock and that it is authorized to sell the Selling Stock. The Selling Stock is free of any lien, encumbrance, security interests, charges, mortgages, pledges, or adverse claim or other restriction that would prevent the transfer of clear title to the Purchaser.

2.2  Compliance with Laws. Seller has complied with all applicable city, state, and federal laws, ordinances, regulations, and rules with respect to the conduct of its operations, and has not received any notice or notices (whether written or oral) of violations of any such statutes or regulations which have not been cured.

2.3  Organization and Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and shall be duly registered as a foreign company operating in the State of Florida within fifteen (15) days following the Closing Date.

2.4  Authority Relative to this Agreement. The execution and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

2.5  Binding Obligation. This Agreement is the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

2.6  No Conflict. The signing and delivery of this Agreement by Seller and the performance by Seller of all of Seller’s obligations under this Agreement will not:

2.7  conflict with Seller’s organizational documents;

2.8  breach any agreement to which Seller is a party, or give any person the right to accelerate any obligation of Seller;

2.9  violate any law, judgment, or order to which Seller is subject;

2.10  require the consent, authorization, or approval of any person, including but not limited to any governmental body, other than those consent already provided by Seller to Purchaser; or

2.11  any other agreement to which Seller is a party.

2.12  Litigation.  There is no legal action or suit pending against Seller or any party, to the knowledge of the Seller, that would materially affect this Agreement.

2.13  Contracts. There are no existing contracts and there are no existing disputes or grounds for dispute under any such cancelled contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a material default under such cancelled contracts.

2.14  Taxes. All tax returns of every kind (including returns of real and personal property taxes, intangible taxes, withholding taxes, and unemployment compensation taxes) that Seller was required to file in accordance with any applicable law have been duly filed, and all taxes shown to be due on such returns have been paid in full.

2.15  Disclosure. No representation, warranty, or statement made by Seller in this Agreement contains or will contain any untrue statement or omit or will omits any fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Purchaser all facts that are material to the financial condition, operation, or prospects of the Seller.

2.16  Investment Experience. Seller is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the purchasing of the Selling Stock.

3.  Representation and Warranties of the Purchaser. In connection with the transactions contemplated by this Agreement, Purchaser, hereby represents and warrants to the Seller as follows:

3.1  Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

3.2  Authorization. Purchaser has full power and authority to enter into this Agreement and to perform all obligations required to be performed by it hereunder. This Agreement, when executed and delivered by Purchaser, will constitute Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms.

3.3  No Conflict. The signing and delivery of this Agreement by Purchaser and the performance by Purchaser of all of Purchaser’s obligations under this Agreement will not:

3.4  conflict with Purchaser’s operating agreement;

3.5  breach any agreement to which Purchaser is a party, or give any person the right to accelerate any obligation of Purchaser;

3.6  violate any law, judgment, or order to which Purchaser is subject; or

3.7  require the consent, authorization, or approval of any person, including but not limited to any governmental body, other than those consent already provided by Purchaser to Seller.

3.8  Compliance with Laws. Purchaser has complied with all applicable city, state, and federal laws, ordinances, regulations, and rules with respect to the conduct of its operations, and has not received any notice or notices (whether written or oral) of violations of any such statutes or regulations which have not been cured.

3.9  Litigation. There are no actions, suits, proceedings or investigations pending or threatened against or affecting Purchaser.

3.10  Contracts. There are no existing contracts and there are no existing disputes or grounds for dispute under any such cancelled contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a material default under such cancelled contracts.

3.11  Taxes. All tax returns of every kind (including returns of real and personal property taxes, intangible taxes, withholding taxes, and unemployment compensation taxes) that Purchaser was required to file in accordance with any applicable law have been duly filed, and all taxes shown to be due on such returns have been paid in full.

3.12  Disclosure. No representation, warranty, or statement made by Purchaser in this Agreement contains or will contain any untrue statement or omits or will omit any fact necessary to make the statements contained herein or therein not misleading. Purchaser has disclosed to Seller all facts that are material to the financial condition, operation, or prospects of the Purchaser.

3.13  Purchase Entirely for Own Account. Purchaser acknowledges that this Agreement is made in reliance upon Seller’s representation, which Purchaser confirms by executing this Agreement, that the Selling Stock will be acquired for investment for Purchaser’s own account, not as a nominee or agent (unless otherwise specified on Purchaser’s signature page hereto), and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.14  Investment Experience. Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the purchasing of the Selling Stock.

3.15  Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Purchaser agrees to furnish any additional information requested by the Seller to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.

3.16  No General Solicitation. Purchaser acknowledges that the Seller did not offered to sell the Selling Stock to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

4.  Additional Covenants of the Purchaser. Purchaser agrees that by no later than the Closing Date, Purchaser will:

4.1  make all filings, give all notices, and transfer all accounts that Purchaser is required to make and give to close the transaction contemplated in this Agreement;

4.2  transfer the accounts that may need to be transferred to Seller; and

4.3  execute, and thereafter adhere to, the Rokk3r Flamingo Shareholders Agreement.

5.  Expenses, Dividends, and Voting Rights.

5.1  All parties agree to pay all their own costs and expenses in connection with this Agreement.

5.2  Any dividends earned by the Selling Stock and payable before the Closing Date will belong to the Seller, and any dividends earned by the Selling Stock after the Closing Date will belong to the Purchaser.

5.3  Any rights to vote attached to the Selling Stock will belong to the Seller before the Closing Date and will belong to the Purchaser after the Closing Date.

6.  Governing Law and Dispute Resolution.

6.1  The Purchaser and the Seller submit to the laws and jurisdiction of the courts of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

7.  Termination. This Agreement may be terminated by written notice at any time prior to the Closing Date, and in such event, this Agreement shall become void and of no further force and effect, without any liability or obligations on the part of Purchaser or Seller:

7.1  by mutual written agreement of Seller and Purchaser;

7.2  by Purchaser, in the event that there has been a material misrepresentation in this Agreement by Seller, or a material breach of any of Seller’s representations, warranties or covenants set forth herein;

7.3  by Seller, in the event that there has been a material misrepresentation in this Agreement by Purchaser, or a material breach of any of Purchaser’s representations, warranties or covenants set forth herein.

8.  Miscellaneous.

8.1  Defined Terms. Capitalized terms used herein shall have the meaning ascribed to them in the Rokk3r Flamingo Shareholders Agreement, unless otherwise indicated in this Agreement.

8.2  Counterparts. This Agreement may be executed in counterparts. Facsimile or scanned signatures are binding and are considered to be original signatures.

8.3  Assignment. Neither party will assign this Agreement, in whole or in part, without the written consent of the other party.

8.4  Titles. The titles and subtitles used in this Agreement are included for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5  Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) upon receipt of a return receipt if sent via electronically; (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto.

8.6  No Finder’s or Broker’s Fee. Each party represents that it neither is nor will be obligated to pay any finder’s fee, broker’s fee or commission in connection with the transactions contemplated by this Agreement. Each party agrees to indemnify and to hold the other party harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of any breach of the transactions contemplated by this Agreement.

8.7  Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

8.8  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provisions were so excluded and this Agreement will be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

The Seller Rokk3r Flamingo Inc. By /s/ Carlos Escobar Name: Carlos Escobar Title: President Address: 2121 NW 2nd Ave #203 Miami, FL 33127 Email Address: carlos@rokk3r.com	The Purchaser Rokk3r Fuel Fund 2, LP. By /s/ Jeff Ransdell Name: Jeff Ransdell Title: General Partner Address: 2121 NW 2nd Ave #203 Miami, FL 33127 Email Address: jeff@rokk3rfuel.com

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